UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 24, 2009
Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

(276) 326-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

On July 24, 2009, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended June 30, 2009.  The conference call was previously announced in the earnings release dated July 23, 2009.  The following are the prepared remarks.

John M. Mendez, President and Chief Executive Officer –

Let me begin with a quick overview of our operations and highlight some of the key operating points from the first quarter. It has been an extremely busy time for us and we feel that we have accomplished a great deal over the last quarter in terms of balance sheet management, capitalization and management of asset quality.

First I would note that, on the heels of a great first quarter, FCBC’s second quarter results show a solid trend of strong core earnings power and disciplined credit management.  I believe that First Community will be one of very few companies that can successfully absorb both their increased credit provisioning, FDIC special assessment and, on top of both of those items, non-cash impairments in pooled Trust Preferred holdings.

Now on to some of the key events of the last quarter.  I begin with our Common Equity Raise which was completed on June 10, 2009.  We were successful in raising $62 million in new common equity, net of underwriting expenses and including the exercise of the 15% overallotment option.  We were generally pleased with interest in the offering which was oversubscribed.

The equity offering was part of our plan to enable us to promptly redeem the Treasury Preferred Stock and it also better positions us to take advantage of opportunities which we feel will be available throughout this deep credit cycle.

We accelerated the repayment of the Treasury Preferred as we saw growing concerns over the potential for government involvement and based on the negative turn in public perception of the program.  It had always been our plan to complete a qualified offering prior to year-end to enable us to reduce our outstanding warrants.  However, with recent volatility and the unsure nature of the capital markets we felt that the pick-up in capital raising activities in May opened door for an earlier offering and we chose to move forward and complete the full redemption of the TARP funds.  As to the outstanding warrants, we have not offered to repurchase those warrants.

We are looking forward to the TriStone stockholders’ meeting which will be held on Thursday July 30, 2009.  We have received all required regulatory approvals and we are fully expecting the approval of the TriStone stockholders.

We are anxious to begin the integration process with TriStone, which will result in a more meaningful presence in Winston-Salem and the additions to our leadership team, staff and branch network in that region.  We believe that our opportunities in and around Winston-Salem will be greatly enhanced under the market leadership of Skip Brown as Regional President and with the capable commercial leadership of Mark Evans as SVP-Commercial Lending.  We have already had a great experience working with Skip and Mark and the entire team at TriStone.  We also look forward to welcoming our new stockholders from the TriStone transaction and we look forward to working together to build our investment in that region and in First Community Bancshares.

In conjunction with the TriStone merger we will be announcing the addition of T. Vernon Foster as a new member of the First Community Bank board.  We believe that Vernon will be a great addition to our board in representation of the TriStone investors and the entire First Community Bank investor base.  Vernon is quite respected among his fellow board members and within the Winston-Salem community and brings a wealth of experience to our board.

The TriStone merger is set for consummation immediately following the expected approval by the TriStone stockholders.

On the lending front, we have seen a slowing of demand, although we continue to have some commercial opportunities both in our legacy West Virginia markets and in the greater Richmond market.  Some of our larger commercial opportunities have come in the multi-family housing area and have been supported by tax credit financing.

But generally, we are fairly defensive in our lending activities today and we are paying a great deal of attention to our current customer base to ensure that we are serving their needs and to remain alert to any signs of stress at the earliest point possible.

We continue to enjoy good credit quality within our loan portfolio.  Our overall non-performing assets remain near year-end 2008 levels with slight improvement in non-performing loans versus year-end 2008.  We are seeing good migration through the non-performing asset categories with success in transitioning non-performing loans to OREO and good experience to-date in liquidating OREO.  Gary Mills with have some detail for you in this area later in the call.

Our credit provisions were elevated for the second quarter, up 22% versus the first quarter of 2009.  The increase in provision for the first two quarters of 2009 generally reflect the recognition of elevated net charge-offs over the last four quarters.  Our reserve methodology applies risk factors to our five-year rolling loss experience which has been trending upward.  This has resulted in FAS 5 reserve pools which are essentially replacing reserves as charge-offs as they occur, thus maintaining or slightly increasing our total reserve position.  This trend will continue until we see a sustained three or four quarter turnaround in net charge-off experience and until we are comfortable that economic conditions within our markets have improved significantly enough to warrant a reduction in identified risk factors.

We recently announced our second quarter dividend in the amount of $0.10 per share.  This represents a continuation of our reduced dividend level and sustains our dividend yield at about 3.2% on current market prices.

Capital ratios remain strong at both the holding company and bank level.  We continue to monitor capital positions relative to our risk profile and believe our capital levels to be quite appropriate.  We did significantly enhance our TCE ratio to 7.2% following the equity raise in June and we continue to build that ratio through current earnings.  The TriStone merger should also be slightly accretive to TCE when we close in the coming weeks.

David D. Brown, Chief Financial Officer –

As you all saw from yesterday’s release, we made $3.5 million in the second quarter.  After preferred dividends, we made $2.9 million or 23 cents per share.

Margin declined modestly to 3.62% for the second quarter.  We continue to carry a significant position with over $57 million sold overnight on average through the quarter.  When adjusted back to a normalized level of liquidity and rolling off higher cost deposits, we margin for the quarter would have been closer to 3.80%.

We made a $2.6 million provision for loan losses during the second quarter, bringing allowance to 1.31% of loans.  For the quarter we covered 105% of net charge-offs and year-to-date we have covered 118% of net charge-offs.  Like most in the industry, we see some weaknesses out there, but we feel we continue to compare very favorably to peer performance.

Wealth revenues increased modestly for the quarter on a linked and comparative basis.  On a linked-quarter basis, deposit account service charges picked back up and we saw an increase of $334 thousand.  The consumer spending level is still depressed, but appears to be coming back.  Insurance revenues declined from the first quarter; however, they are right on track for our estimate of $7.0 million in annual commissions.  Insurance revenues in the first quarter were significantly affected by the contingency revenues.  Second quarter EBT at GIG was $176 thousand.

As of the end of the second quarter we determined two of our pooled trust preferred holdings were other-than-temporarily impaired.  One bond with a $10.0 million par showed approximately 12% credit loss and the second has a $20.0 million par with about 2% credit loss.  The remainder of our pools did not show any credit-related impairment.  We did ratchet up our default and deferral assumptions this quarter, and that accounted for some of the credit-related impairment on the two bonds.  We also charged down a few more of our equity positions, which resulted in about $406 thousand in impairment.

On a positive note, we saw about a 21% increase in the market values of the single issuer trust preferred holdings.  These issues were definitely undervalued by the market and we are seeing meaningful price appreciation.

We did a fair amount of selling and repositioning in the investments portfolio through the quarter.  We monetized gains of approximately $1.6 million that we didn’t see sticking around for long when the rate environment dropped.  We also completed our planned reduction in California muni exposure.  We began trimming that exposure in September of last year and now see very little California risk left in the portfolio.  The only remaining exposure is approximately $3.1, most of which is unlimited tax general obligation.

In the area of non-interest expense, second quarter efficiency ratio was 58.6%.  Efficiency is still a little higher than I like to see it, but it should corrected as top line revenues rebound.  Salaries and benefits decreased $461 thousand on a linked-quarter basis.  The largest drivers in the decrease were in the benefits categories.  Total FTE at quarter-end was 640, even with last quarter.

The FDIC premiums and special assessment have become a significant number.  We accrued roughly $988 thousand for the special assessment and you can see the premiums really ramping up.  On a linked-quarter basis, other operating expense increased $540 thousand.  The largest increases in that line were $217 thousand in OREO losses, $134 thousand in consulting expenses, $58 thousand in accounting expenses, $85 thousand in fraud losses, and about $100 thousand in merger expenses.

We are also ahead of schedule on integration of the Mooresville deal.  We had estimated realizing $1.21 in pre-tax cost-saves for 2009.  We are ahead of schedule and are projecting cost-saves of approximately $1.54 million for 2009.  We have remodeled and retooled the branch network and continue to see bright prospects for the region.

Between period ends deposits shrunk $36.1 million, but actually grew $3.5 million on an average basis.  We saw some declines in the certificate of deposit portfolio as we allowed higher rates to roll off.  We continue to keep our CD pricing at the low end of the competitive spectrum in our markets.  End-of-period and average loans decreased from last quarter as we continue to see sluggish low loan demand.  New loan production for the quarter was approximately $124 million.

Total risk-based capital at the holding company is expected to be approximately 14.4% and at the bank, 10.7%.  The common offering added approximately $61 million to common equity and about 5.3 million shares.

We repaid the government capital on July 8, 2009.  We will recognize about $40 thousand in preferred dividends in the third quarter, as well as a $972 thousand “deemed dividend.”  The deemed dividend was not a cash payment, rather a way to remove the remaining discount of the preferred issuance from equity.  After redeeming TARP, pro forma total RBC at the holding company will drop to approximately 12.3%.  TARP redemption will not have any impact on the bank’s capital ratios.

The TriStone shareholder meeting is next Thursday, and we anticipate closing soon after their approval of the transaction.  We’ll have some more clarity next quarter, but we are anticipating recognizing approximately $1.0 million in net gain after considering merger-related expenses upon closing.

Gary R. Mills, Chief Credit Officer –

The total FCB loan portfolio measured $1.27 billion at June 30, 2009, representing a decline of approximately $7.3 million during the quarter.  Year-to-date, the FCB loan portfolio has declined approximately $28.7 million.  The segments within the FCB loan portfolio changed during the quarter as follows:  Commercial and Agricultural segment increased approximately $2.1 million; Commercial Real Estate increased $4.7 million; Residential Real Estate decreased $2.7 million; Construction/Land Development/Vacant Land decreased $11.9 million and Consumer/Other increased $566 thousand.  Commercial construction loans totaling approximately $20.6 million were converted to permanent financing during the quarter resulting in their migration from the Construction segment to Commercial Real Estate.

Total delinquencies as of June 30, 2009 measured 1.35% which represents continued improvement as compared to 1.59% and 1.97% as of March 31, 2009 and December 31, 2008.  The primary contributor to the improved performance was the loans 30-89 days delinquent segment, which was 0.44% as compared to 0.76% and 0.99% as of March 31, 2009 and December 31, 2008, respectively.  Non-accrual loans measured 0.92% as of June 30, 2009 as compared to 0.83% and 0.98% as of March 31, 2009 and December 31, 2008, respectively.  Non-accrual loans increased approximately $1 million during the quarter.  The more significant additions to non-accrual loans during the quarter were a $600K owner occupied commercial real estate loan and a $700 thousand residential real estate loan relationship.  The $1.6 million non-accrual A&D loan that we have discussed in previous calls was liquidated during the quarter and placed in OREO.  We are presently engaged in negotiations to sell the property for a price that would result in no further loss to the bank.  OREO measured $3.6 million at quarter end, as compared to $3.1 million and $1.3 million as of March 31, 2009 and December 31, 2008, respectively.  The bank successfully liquidated approximately $665K in OREO during the quarter.  Net charge-offs were approximately $2.4 million, or 0.77% during the quarter, and while this represents an increase as compared to the first quarter net charge-offs of $1.5 million, or 0.47%, it compares well to first quarter UBPR peer net charge-off performance of 0.83%.  The most significant charge-off during the quarter was $400K which was related to the previously mentioned A&D loan.

The ALLL measured $16.7 million as of June 30, 2009 which equates to 1.31% of total loans and provides a non-performing loan (NPL) coverage ratio of 143%. The reserve continued to increase in both dollars and as a percentage of loans as compared to the first quarter and year-end postings of $16.6 million, or 1.29%, and $16.0 million, or1.23%, respectively.  The NPL coverage ratio declined from the first quarter ratio of 156%, but still represents improvement over the fourth quarter 2008 ratio of 125%.  Provision for the quarter was $2.6 million, or 105% of net charge-offs.

Peer Analysis

Utilizing the most recent UBPR and FDIC peer data confirms that FCB credit quality metrics continue to compare very well to other industry participants.

	FCB	UBPR	FDIC Quarterly

30-89 Days	0.44%	1.60%	1.68%
Non-accrual	0.92%	3.02%	3.66%
NCO	0.65%	0.83%	1.41%
NPA % Loans	1.19%	3.67%	N/A
NPA % Assets	0.69%	N/A	2.43%
ALLL/% Loans	1.31%	1.68%	1.77%
ALLL Coverage Ratio	142%	102%	59.71%

This Current Report on Form 8-K contains forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	July 24, 2009	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer